EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

November 18, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES

RESIGNATION OF CHIEF FINANCIAL OFFICER

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq CM: “IPII”) (the “Company”) today announced that Steven M. Healy had resigned as Chief Financial Officer of the Company to pursue other endeavors. Mr. Healy had been the Chief Financial Officer of the Company since November 2005.

S. Daniel Ponce, the Company’s Chairman of the Board commented: “Steve has been an important member of our management team and has helped our Company maintain its financial reporting requirements on a timely and accurate basis through a difficult period. We are all grateful for his service as our CFO and wish him well in his endeavors”

Imperial Industries, Inc., a building products company, sells products primarily in the State of Florida and to a certain extent the rest of the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.